Exhibit 99.1

Supernus Announces Resignation of Dr. James Barrett from Board of Directors; Charles W. Newhall, III Elected Chairman

Rockville, Md., August 12, 2016 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that Dr. M. James Barrett, Ph.D., has resigned from its Board of Directors effective August 10, 2016.

Dr. Barrett, currently Partner Emeritus at New Enterprise Associates (NEA), a venture capital firm that focuses on the life sciences and information technology industries, had served as the Chairman of the Board of Directors since 2005 when NEA was the lead investor in Supernus. Dr. Barrett’s resignation is consistent with NEA’s exit from Supernus late last year, and with his need to devote his energies going forward towards the current board positions he holds in connection with the NEA portfolio of investments. With the announcement of Dr. Barrett’s departure, the Board unanimously elected Charles W. Newhall, III, a current independent director, as Chairman. The Company now has six directors.

Mr. Newhall has served as a member of our Board since 2005, and currently serves as Chair of the Governance and Nominating Committee. He started several healthcare information technology companies, including PatientKeeper, TargetRx, and LifeMetrix. He currently serves on the Boards of Interfusion, Neuropace, and Vitae Pharmaceuticals, and as Chairman Emeritus of the Industry Advisory Board for Greenspring Associates. In 1977, Mr. Newhall co-founded NEA from which he retired in 2012. Prior to that, he was a Vice President of T. Rowe Price. Mr. Newhall is a decorated Vietnam veteran and has an MBA from the Harvard Business School.

“I am excited by the opportunity to chair the Board of Directors of this fast growing, innovative company,” said Newhall. “I look forward to leading the Board and working closely with the management team to continue to deliver value for all of our stakeholders. I would like to thank Jim for his leadership, expertise and insights, and wish him well with his other endeavors.”

Supernus Chief Executive Officer and member of the Board of Directors, Jack Khattar said, “On behalf of Supernus’ Board of Directors and management team, I would like to thank Jim for the outstanding leadership he has provided the Company during his tenure as Chairman. His expertise and guidance for over a decade have been instrumental in helping Supernus become a profitable commercial stage company.”

Khattar added, “I look forward to working with Charles in his new capacity as Chairman. He has been an integral member of Supernus’ Board of Directors since its inception, and he is a proven leader with extensive industry experience.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com